UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 23, 2021

Date of Report (date of earliest event reported)

salesforce.com, inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Salesforce Tower

415 Mission Street, 3rd Fl

San Francisco, California 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A 2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CRM	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2021, salesforce.com, inc. (the “Company”) announced that Bret Taylor had been appointed Vice Chair of the Board and Co-Chief Executive Officer, effective November 30, 2021. Mr. Taylor will serve as Co-Chief Executive Officer with Marc Benioff, the Company’s Chair and Co-Chief Executive Officer. In connection with this appointment, the Board of Directors (the “Board”) also appointed Mr. Taylor as a director of the Company, effective November 30, 2021.

Mr. Taylor, age 41, has served as President and Chief Operating Officer of the Company since December 2019. Prior to that, he served as our President and Chief Product Officer from November 2017 to December 2019 and President, Quip from August 2016 to November 2017. Mr. Taylor joined Salesforce through the acquisition of Quip, Inc., where he was a co-founder and served as CEO since September 2012. Previously, Mr. Taylor served as Chief Technology Officer of Facebook, Inc. from August 2009 to July 2012 and Chief Executive Officer of FriendFeed, Inc., a social network, from October 2007 to August 2009. From June 2007 to September 2007, Mr. Taylor served as an entrepreneur-in-residence at Benchmark, a venture capital firm. Prior to June 2007, Mr. Taylor served as Group Product Manager at Google Inc. Mr. Taylor currently serves as a director of Twitter, Inc. He previously served on the Board of Directors of Axon Enterprise, Inc. (formerly known as TASER International, Inc.), a protection technologies company. Mr. Taylor holds a B.S. and an M.S. in Computer Science from Stanford University.

In connection with his appointment as Co-Chief Executive Officer, Mr. Taylor’s base salary was increased from $1,000,000 to $1,400,000, effective as of November 30, 2021, and his annual target bonus was increased from 150% to 200% of his base salary. Bonus amounts will be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s Gratitude Bonus Plan. Subject to Compensation Committee approval, the Company also intends to grant Mr. Taylor $3,000,000 of performance stock units and options to purchase $2,000,000 of the Company’s common stock at an exercise price equal to the per share closing price of the Company’s common stock on the date of grant, which are expected to be subject to the Company’s standard vesting provisions.

On November 30, 2021, Salesforce also announced that Laura Alber and Oscar Munoz were appointed as directors. The appointment of Ms. Alber is effective as of November 30, 2021, and the appointment of Mr. Munoz is effective as of January 1, 2022.

There are no arrangements or understandings between Mr. Taylor, Ms. Alber or Mr. Munoz and any other persons pursuant to which they were selected as executive officers or directors, and none of them has any family relationships with any of the Company’s directors or executive officers. Neither Mr. Taylor, Ms. Alber nor Mr. Munoz has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, except that (1) Mr. Munoz has served as a member of the Company’s Global Advisory Board since December 1, 2020, a position he will step down from before the commencement of his service as a director of the Company, receiving a total of $250,000 for this service ($20,833 per month), and (2) Mr. Munoz’s daughter, Kellie Munoz, is a non-executive employee of Salesforce who earned cash compensation of approximately $230,000 in fiscal 2021, and is expected to earn a similar amount for fiscal 2022, in addition to receiving an equity award of restricted stock units valued at approximately $75,000. This is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

Each of Ms. Alber and Mr. Munoz will receive standard compensation and equity awards available to non-employee directors of the Company. The Company’s fiscal 2022 compensation program is described in the “Compensation of Directors” section of the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2021. The Company also intends to enter into its standard form of indemnification agreement with each of Ms. Alber and Mr. Munoz. Mr. Taylor has already entered into the Company’s standard form of indemnification agreement.

The Company’s press release announcing the appointments of Mr. Taylor, Ms. Alber, and Mr. Munoz is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 30, 2021

104	Cover Page Interactive Data File—the cover page XBRL tags are embedded within the Inline XBRL document

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2021	salesforce.com, inc.

/s/ Todd Machtmes
Todd Machtmes
Executive Vice President and General Counsel